Exhibit 99.1

FOR IMMEDIATE RELEASE

June 26, 2006

MICRONETICS REPORTS A RECORD 91% ANNUAL INCREASE IN NET SALES FOR FY2006 Hudson, NH — (BUSINESS WIRE) – June 26, 2006 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2006 (“FY2006”). The results of Stealth Microwave, Inc. are included from the acquisition date of June 10, 2005.

Net sales were $8,617,786 for the quarter ended March 31, 2006, an increase of $4,901,747 or 132% as compared to $3,716,039 for the quarter ended March 31, 2005. For FY2006, the Company reported net sales of $26,908,611 as compared to net sales of $14,059,497 for FY2005, an increase of $12,849,114 or 91%.

For the quarter ended March 31, 2006, the Company reported net income of $942,110 or $0.19 per diluted share, as compared to net income of $476,957 or $0.11 per diluted share for the quarter ended March 31, 2005.

For FY2006, net income was $2,539,583 or $0.54 per diluted share, as compared to net income of $1,275,276 or $.29 per diluted share for FY2005, an increase of $1,264,307, or 99%.

David Robbins, Micronetics’ President and CEO stated, “The record increase in revenue for FY2006 of approximately $12.8 million is primarily attributable to three products. Stealth’s sales of high performance power amplifiers to the commercial market since Micronetics acquired them accounted for almost $10.0 million of the increase. Also driving the revenue increase were shipments for our microwave subsystems, which are part of a fully integrated antenna system that receives Direct Broadcast Satellite (DBS) television signals and distributes them to an in-flight entertainment system. We also increased shipments of noise generators to the US Army’s Communications-Electronics Command for use on the Satellite Teleport program.

Our balance sheet continues to strengthen. Cash was $5.3 million at the end of fiscal 2006, compared to $2.4 million at March 31, 2005. Although our debt level increased to $6.7 million to finance the Stealth acquisition, we generated $5.7 million in cash from operations in the current fiscal year, compared to $900,000 in fiscal 2005.

We are pleased with our financial performance in fiscal 2006, and we anticipate continued growth in our high performance power amplifiers, and our commercial DBS programs in fiscal 2007.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, IP Wireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Micronetics also operates through its wholly owned subsidiaries, Enon Microwave, Inc.; Microwave & Video Systems, Inc.; Microwave Concepts, Inc. and Stealth Microwave, Inc. Additional information can be found on our website at http://www.micronetics.com.

The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2006.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended March 31,
	2006	2005
Net sales	8,618	3,716

Gross profit	3,707	1,893

Research and development	183	116

Selling, general and administrative expenses	1,834	1,022

Amortization of intangibles	246	—

Other/(expense) income	(59)	15

Income before income taxes	1,385	770

Provision for income taxes	443	293

Net income	942	477

Net income per common share:
Basic	.21	.11
Diluted	.19	.11

Weighted average shares Outstanding:
Basic	4,538	4,410
Diluted	4,903	4,504

	Year Ended March 31,
	2006	2005
Net sales	26,909	14,059

Gross profit	11,695	6,421

Research and development	575	676

Selling, general and administrative expenses	6,094	3,428

Amortization of intangibles	794	—

Other/(expense) income	(211)	50

Income before income taxes	4,021	2,367

Provision for income taxes	1,481	1,092

Net income	2,540	1,275

Net income per common share:
Basic	.57	.29
Diluted	.54	.29

Weighted average shares Outstanding:
Basic	4,465	4,375
Diluted	4,697	4,452

BALANCE SHEET DATA
	March 31,
	2006	2005
Cash, cash equivalents and marketable securities	5,849	2,941
Working capital	10,337	8,190
Total assets	27,748	14,636
Non-current liabilities	6,291	904
Shareholders’ equity	15,859	11,815

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 317